Exhibit 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-145486) and S-8 (No. 333-141352, 333-135405, 333-149022) of Omniture, Inc. of our report dated March 17, 2008 relating to the financial statements of Visual Sciences, Inc., which appears in this Current Report on Form 8-K.
/s/ PricewaterhouseCoopers LLP
San Diego, California
March 31, 2008